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                                                                    EXHIBIT 99.2
                                    [DATE]

                            STOCK OPTION AGREEMENT
                            ----------------------
                       DTM CORPORATION 1998 OPTION PLAN
                       --------------------------------


Dear ______________:

     Section 1. The DTM 1998 Stock Option Plan (hereinafter called the "Plan") was adopted in January 1998 and authorized by the shareholders in May 1998.

     The Company has granted to you an option to purchase _________ shares of common stock of the Company at a price of $_____ per share, upon the terms and conditions set forth in this letter and the Plan. This option price represents 100% of the fair market value of the common stock as of the close of business on [GRANT DATE], as calculated under the Plan.

     All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or the Plan.

     The option granted to you is an INCENTIVE STOCK OPTION. The dates on which the option granted to you will become exercisable, and the number of shares of common stock, which will become purchasable on each of those dates are as follows:

                                                                                                 Percentage
                                                                  Number of                       of Total
                                                              Shares Purchasable               Option Shares
                                                        ------------------------------  ----------------------------
     Prior to [1-YEAR AFTER GRANT DATE]                             0
     [1-YEAR AFTER GRANT DATE]                                   ______ shares                     (35%)
     [2-YEARS AFTER GRANT DATE]                                  ______ shares                     (35%)
     [3-YEARS AFTER GRANT DATE]                                  ______ shares                     (30%)

Once exercisable, the option granted hereunder shall, subject to the terms and conditions of this letter, remain exercisable for a period ending on [10-YEARS MINUS ONE DAY AFTER GRANT DATE] (the "Option Termination Date"). The incentive stock option granted to you will be reclassified as non-statutory stock option if it is not exercised within three (3) months after termination of your employment for any reason, including early or normal retirement, except permanent or total disability, as described in Section 6, which is expected to result in death or to be of continuous duration of 12 months or more, in which case reclassification will occur one (1) year after disability, or death, in which case reclassification will not occur.

     In making this grant to you of the option to purchase shares, the Plan Administrator has taken into account an evaluation of your services based on your responsibilities and performance and your potential future value to the Company. In the event, however, that in the opinion of the Plan Administrator (and such opinion will be conclusive in the matter) there should be at any time or times hereafter while the option remains outstanding a change in the evaluation of your services and such responsibilities, performance, or potential future value, the Plan Administrator will have the right thereafter to terminate, upon such future date as may be specified in a written notice mailed or personally delivered to you, the option hereunder as to all or any part of the shares that first become
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exercisable after the date specified in such notice. The option as to any shares not so terminated may be exercised by you, subject to the further provisions of this letter, at any time on or after their applicable installment dates, but in no event later than the Option Termination Date.

     This grant and exercise of this option are subject to the condition that this option, together with any other options granted on the same date, will conform with any applicable provisions of any State or Federal law or regulation in force either at the time of grant of the option or the exercise thereof. The Plan Administrator reserves the right pursuant to the condition mentioned in this paragraph to terminate all or a portion of this option in the event that in the opinion of said Plan Administrator, with the advice of counsel of the Company, this option or the exercise thereof, together with any other options granted as of the same date, does not conform with any such applicable State or Federal law or regulation.

     Your ability to exercise this option and receive the benefits of such exercise are further contingent upon your agreement that you will remit to the Company any taxes which the Company is required by law to collect from you. The Company reserves the right to deduct from the total number of shares purchased by you pursuant to the exercise of the options the number of shares the fair market value of which equals any tax withholding obligation which it has upon your exercise of the option. The Company also reserves the right to require that any such taxes be remitted to the Company from the proceeds of the sale of any stock acquired by you through exercise of the option by any stock broker effecting such sale.

     Section 2. The option hereby granted may be exercised at any time as to all or any of the shares then purchasable in accordance with Section 1 hereof by payment in full therefor, at the corporate offices of the Company, either in
(a) cash (including checks, bank draft or money order) or (b) by delivering common stock of the Company owned of record by you, or a combination of common stock of the Company owned of record by you and cash. The fair market value of the common stock so delivered will be determined in the same way as fair market value is determined under the Plan, effective as of the exercise date. The utilization of common stock for all or part of the option price will be subject to rules and conditions issued by the Plan Administrator including but not limited to common stock holding period requirements relating to pyramiding rules, regulations, principles and practices of the Internal Revenue Service, the Securities and Exchange Commission and the accounting profession. Upon receipt of such payment, the Company will issue, sell and deliver fully paid and nonassessable shares of common stock, having a par value of $.0002 per share, of the Company in the amount for which payment is so made. As soon as practicable after such payment, a certificate or certificates representing the shares of stock so purchased will be issued.

     Section 3. You are required to notify the Secretary of the Company, or his or her designee, in the event you dispose of any of the shares acquired as a result of the exercise of the incentive stock option granted to you hereunder within two (2) years from the Grant date or within one (1) year from the date upon which such shares were acquired by you through the exercise of this option.

     Section 4. The option hereby granted is personal to you and is not assignable except as otherwise provided in Section 7 hereof.

     Section 5. If your Service terminates prior to the Option Termination Date and you are at least 55 years of age and have at least ten years of continuous service with the Company, the number of shares which were not immediately purchasable under the schedule in Section 1 at the time of such
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termination of Service will continue to become purchasable in accordance with the schedule contained in Section 1. Such purchase privilege may be exercised by you at any time but in no event later than the Option Termination Date, and thereafter will terminate.

     Section 6. If your Service terminates prior to the Option Termination Date by reason of permanent and total disability, determined on the basis of medical evidence satisfactory to the Company, the number of shares which were not immediately purchasable pursuant to the schedule contained in Section 1 at the time of such termination of Service will become immediately exercisable together with the number of shares that were purchasable by you under the option at the time of your termination of Service by reason of permanent or total disability. These purchase privileges may be exercised by you at any time within three (3) years of the initial date of disability, but in no event later than the expiration date of your option, and thereafter will terminate.

     Section 7. If your Service terminates by reason of your death, the number of shares which were not immediately purchasable pursuant to the schedule contained in Section 1 at the time of your death will become immediately exercisable together with the number of shares which were purchasable by you under the option at the time of your death. This purchase privilege may be exercised by your executors or administrators at any time within twelve (12) months of the date of your death, but in no event later than the expiration date of your option, and thereafter will terminate.

     Section 8. If your Service terminates for any reason other than death, retirement or permanent and total disability referred to in Sections 5, 6 and 7 above, the option will be limited to the number of shares which were immediately purchasable by you at the time of termination of your Service, and the option as to the remaining shares will terminate forthwith. You may exercise these limited purchase privileges at any time within three (3) months after the termination of your Service, but in no event later than the expiration date of your option. This agreement is not intended to place upon you any obligation to continue, nor to place upon the Company any obligation to continue you, in Service - notwithstanding that some or all of the shares to which your option relates are not yet purchasable by you in accordance with the terms of this agreement, both you and the Company are free to terminate your Service as if this agreement had never been made.

     For purposes of the option, Service shall mean your performance of services for the Company (or any Parent or Subsidiary corporation, as defined in the Plan) in your capacity as an employee, a non-employee member of the board of directors or a consultant or independent advisor.

     Section 9. Subject to the provisions of Section 10 hereof, in case dividends payable in common stock of the Company are declared by the Company or in case of the subdivision or combination of shares of common stock of the Company, the number of shares deliverable upon exercise of the privilege to purchase hereunder will be increased or decreased proportionately, as the case may be, and appropriate adjustments in the purchase price will be made without change in the aggregate purchase price, all as determined by the Board of Directors or the Compensation Committee; provided that no fractions of a share will be deliverable.

     Section 10. In the event of a Change in Control of the Company (as defined in the Plan) in connection with which this option, to the extent outstanding at that time but not otherwise fully exercisable, is not continued pursuant to the terms of the plan for continuation in such circumstances, the outstanding but then not yet exercisable options shall automatically accelerate so that this option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the
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option shares at the time subject to this option and may be exercised for any or all of those option shares as fully-vested shares of the Company's common stock.

     This option shall not accelerate in connection with a Change in Control, however, if and to the extent: (i) this option is, in connection with the Change in Control, to be assumed by the successor corporation (or parent thereof), to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or to otherwise continue in effect, in all material respects, pursuant to the provisions of the Change in Control or (ii) this option is to be replaced with a cash or other equivalent incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on the option shares for which this option is not otherwise at that time exercisable (the excess of the fair market value of those option shares over the aggregate option price payable for such shares) and provides for subsequent pay-out in accordance with the same option exercise schedule set forth in this agreement.

     Immediately following the Change in Control, this option shall terminate and cease to be outstanding, except to the extent continued under the terms of the plan as described above or to the extent necessary to allow for the completion of exercise transactions for which notice of exercise was timely given in connection with the Change in Control.

     If this option is assumed in the Change in Control, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to you in consummation of the Change in Control if the option had been exercised immediately prior to such Change in Control, and the appropriate adjustments shall also be made to the option price; provided the aggregate option price shall remain the same.

     To the extent the option does not accelerate in connection with a Change in Control, the option shall continue, over your period of Service after the Change in Control, to become exercisable for the option shares in one or more installments in accordance with the provisions of this agreement. However, immediately upon an Involuntary Termination of your Service within eighteen (18) months following such Change in Control, the option (or any replacement grant), to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the option shall become immediately exercisable for all the option shares at the time subject to the option and may be exercised for any or all of those option shares as fully vested shares. The option as accelerated shall remain so exercisable until the earlier of (i) the Option Termination Date under Paragraph 1 or (ii) the expiration of the one (1)-year period measured from the date of your Involuntary Termination.

     For purposes of this agreement an INVOLUNTARY TERMINATION shall mean the termination of your Service by reason of:

          (A) your involuntary dismissal or discharge by the Company (or successor corporation) for reasons other than Misconduct, or

          (B) your voluntary resignation following a change in your position with the Company (or Parent or Subsidiary employing you) or successor corporation which materially reduces your duties and responsibilities, or a reduction in your level of cash compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%), in the aggregate, provided and only if such change or reduction is effected without your consent.
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     MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any Parent or Subsidiary) or successor corporation, or any other reckless conduct or knowing or intentional misconduct by you that is determined to materially adversely affect (or that is determined to be likely to materially adversely affect in the future) the performance of your job functions, in your position with the Company (or any Parent , Subsidiary or successor). The foregoing definition is not inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) or successor corporation may consider as grounds for your dismissal or discharge.

     Section 11. You are not entitled by virtue of your acceptance of this option letter to any rights of a shareholder of the Company or to notice of meetings of shareholders or of any other proceedings of the Company.

     Section 12. All notices hereunder to the Company shall be delivered personally or mailed to its corporate offices, attention: Secretary, 1611 Headway Circle, Building 2, Austin, Texas 78754 and all notices hereunder to you shall be delivered personally or mailed to you at your address noted above.
Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the Company or to you, as the case may be.

     Section 13. This option letter and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and shareholders, which are controlling. All decisions or interpretations of the Plan Administrator referred to herein will be binding and conclusive upon you or upon your executors or administrators upon any question arising hereunder or under the Plan.
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This option letter, when accepted by you, will constitute an agreement between us as of the date first above written, which shall bind and inure to the benefit of our respective executors, administrators, successors and assigns.

                                    Very truly yours,

                                    DTM CORPORATION


                                    By:
                                       -----------------------------------------
                                            Secretary
                                            On behalf of the Compensation
                                            Committee of the Board of Directors

Accepted:

                               ,1998
------------------------------------
     (Date)


--------------------------------
     (Signature)